OPINION AND CONSENT OF COUNSEL

April 29, 2024

PHL Variable Insurance Company

P.O. Box 22012

Albany, New York 12201-2012

Dear Sir/Madam:

With reference to the registration statement filed by PHL Variable Insurance Company (the “Company”) and PHL Variable Accumulation Account (the “Separate Account”) with the Securities and Exchange Commission, file number 811-08914 (the “Registration Statement”), covering variable deferred annuity contracts (the “Contracts”), I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.	The Company is duly organized and validly existing under the laws of the State of Connecticut and has been duly authorized to issue variable annuity contracts by the State of Connecticut.
2.	The Separate Account is a duly authorized and validly existing separate account pursuant to the laws of the State of Connecticut.
3.	Assets allocated to the Separate Account will not be chargeable with liabilities arising out of any other business the Company may conduct.
4.	The Contracts have been duly authorized by the Company and, as contemplated by the Registration Statement, constitute legal, validly issued, and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Regards,

/s/ Sam Caligiuri
Sam Caligiuri